Exhibit 99.1
Contact:
Michael Watts
Vice president, investor relations and
corporate communications
858-410-8673
For Immediate Release
Gen-Probe Reports Financial Results for the Fourth Quarter of 2009
— Company Posts Non-GAAP EPS of $0.521, Excluding
Transaction-Related Expenses, and GAAP EPS of $0.48 —
— Acquisitions of Tepnel and Prodesse Contribute to
New Quarterly and Annual Records for Product Sales and Total Revenues —
— Company Generates $29.5 Million of Free Cash Flow in Quarter —
SAN DIEGO, CA, February 18, 2010 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported financial results for the fourth quarter of 2009, with record product sales and total revenues driving non-GAAP earnings per share (EPS) of $0.52 and GAAP EPS of $0.48.
“Gen-Probe posted strong financial results in the fourth quarter of 2009 based on balanced performance across our key product areas: women’s health, infectious diseases, blood screening and transplant diagnostics,” said Carl Hull, the Company’s president and chief executive officer.
Key financial results for the fourth quarter of 2009 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2009	2008	Change	2009	2008	Change

Product sales	$135.5	$105.8	+28%	$135.5	$105.8	+28%
Total revenues	$138.9	$109.1	+27%	$138.9	$109.1	+27%
Operating profit	$37.4	$27.2	+37%	$34.9	$27.2	+28%
Net income	$25.8	$21.1	+22%	$24.0	$21.1	+14%
EPS	$0.52	$0.39	+33%	$0.48	$0.39	+23%
Free cash flow[2]	$29.5	$10.4	184%	$29.5	$10.4	184%

[1]	In this press release, all per share amounts are calculated on a fully diluted basis. Non-GAAP EPS for the fourth quarter of 2009 excludes $2.5 million of pre-tax expenses ($0.04 per share) related mainly to the Company’s acquisitions of Tepnel and Prodesse. Some totals may not foot due to rounding.

[2]	Cash from operations less purchases of property, plant and equipment.

Key financial results for the full year 2009 were ($ in millions, except EPS):

	Non-GAAP			GAAP
	2009	2008	Change	2009	2008	Change

Product sales	$483.8	$429.2	+13%	$483.8	$429.2	+13%
Total revenues	$498.3	$472.7	+5%	$498.3	$472.7	+5%
Operating profit	$131.0	$145.4	-10%	$120.1	$145.4	-17%
Net income	$99.8	$107.0	-7%	$91.8	$107.0	-14%
EPS	$1.95	$1.95	0%	$1.79	$1.95	-8%
Free cash flow	$112.7	$138.9	-19%	$112.7	$138.9	-19%
In 2008, Gen-Probe’s total revenues, net income, EPS and free cash flow benefited from a number of non-recurring items. The two most significant benefits were:
•	$16.4 million of royalty and license revenue ($0.20 of EPS) recorded in the first quarter of 2008 based on the settlement of patent infringement litigation against Bayer (now Siemens Healthcare Diagnostics).

•	$10.0 million of collaborative research revenue ($0.12 of EPS) recorded from the Company’s commercial partner, Novartis Diagnostics, in the third quarter of 2008 based on the full approval by the US Food and Drug Administration (FDA) of the PROCLEIX® ULTRIO® assay on the TIGRIS® system.
In 2009, the Company’s product sales, total revenues, net income, EPS and free cash flow benefited from $8.2 million of one-time revenue ($0.10 of EPS) recorded in the first quarter associated with the renegotiation of the Company’s collaboration agreement with Novartis.
Revenue Detail
In the fourth quarter of 2009, clinical diagnostics sales growth was driven by transplant diagnostics and influenza products, and the APTIMA Combo 2® assay for detecting Chlamydia and gonorrhea. Compared to the prior year period, clinical diagnostics sales also benefited from the weaker US dollar, which added an estimated $0.8 million, or 1%, to growth.3
In blood screening, fourth quarter sales growth was driven mainly by higher sales of TIGRIS instruments to Novartis, which generally are a precursor to future assay sales. Compared to the prior year period, blood screening sales also benefited from the weaker US dollar, which added an estimated $1.2 million, or 2%, to growth.
Sales of research products and services in the fourth quarter of 2009 were $4.4 million. These sales, resulting from the Tepnel acquisition, were not included in Gen-Probe’s prior year results.

[3]	In this press release, all estimates of “constant currency” growth exclude foreign currency fluctuations associated with revenues from acquired companies, which were not part of Gen-Probe in 2008.

Fourth quarter product sales were ($ in millions):

	Three Months Ended Dec. 31,		Change
			As	Constant
	2009	2008	Reported	Currency

Clinical Diagnostics	$77.6	$57.7	+34%	+33%
Blood Screening	$53.4	$48.1	+11%	+9%
Research Products and Services	$4.4	N/A	N/A	N/A

Total Product Sales	$135.5	$105.8	+28%	+26%
For the full year 2009, clinical diagnostics sales were negatively affected by the stronger US dollar, which reduced growth by an estimated $2.9 million, or 1%, compared to the prior year. In blood screening, full year 2009 sales also were negatively affected by the stronger US dollar, which reduced growth by an estimated $6.1 million, or 3%, compared to the prior year.
Product sales for the full year 2009 were ($ in millions):

	12 Months Ended Dec. 31,		Change
			As	Constant
	2009	2008	Reported	Currency

Clinical Diagnostics	$274.2	$222.9	+23%	+24%
Blood Screening	$197.5	$206.3	-4%	-1%
Research Products and Services	$12.0	N/A	N/A	N/A

Total Product Sales	$483.8	$429.2	+13%	+15%
Collaborative research revenues in the fourth quarter of 2009 were $2.0 million, compared to $2.1 million in the prior year period. For the full year 2009, collaborative research revenues were $7.9 million, compared to $20.6 million in the prior year. As discussed, this decrease resulted primarily from the $10.0 million milestone earned from Novartis in 2008 based on the full FDA approval of the PROCLEIX ULTRIO assay on the TIGRIS system.
Royalty and license revenues for the fourth quarter of 2009 were $1.4 million, compared to $1.3 million in the prior year period. For the full year 2009, royalty and license revenues were $6.6 million, compared to $22.9 million in the prior year. As discussed, this decrease resulted primarily from $16.4 million of revenue that was recorded in 2008 associated with the settlement of patent infringement litigation against Bayer.
Expense Detail
Gross margin on product sales in the fourth quarter of 2009 was 67.3% on a non-GAAP basis that excludes $0.1 million of acquisition-related depreciation expense, compared to 69.6% in the prior year period. This decrease resulted mainly from increased sales of low-margin TIGRIS instruments to Novartis. For the full year 2009, gross margin on product sales was 68.6% on a non-GAAP basis that excludes $0.3 million of acquisition-related depreciation expense, compared to 70.2% in the prior year. On a GAAP basis, gross margin on product sales was 67.2% in the fourth quarter of 2009, and 68.5% for the full year.

Acquisition-related amortization expenses were $1.9 million in the fourth quarter of 2009 and $4.1 million for the full year, compared to $0 in the comparable periods of the prior year.
Research and development (R&D) expenses in the fourth quarter of 2009 were $27.4 million, compared to $24.2 million in the prior year period, an increase of 13% that resulted primarily from expenses associated with clinical trials of the Company’s HPV, PCA3 and trichomonas assays, and from the addition of Tepnel’s R&D activities. For the full year 2009, R&D expenses were $106.0 million, compared to $101.1 million in the prior year, an increase of 5%. R&D expenses represented 21.3% of total revenues in 2009, and 21.4% of total revenues in 2008.
Marketing and sales expenses in the fourth quarter of 2009 were $15.2 million on a non-GAAP basis that excludes $0.1 million of acquisition-related expense, compared to $11.8 million in the prior year period, an increase of 29% that resulted primarily from the addition of Tepnel’s cost structure, and European sales force expansion and market development efforts. For the full year 2009, marketing and sales expenses were $53.8 million on a non-GAAP basis that excludes $0.1 million of acquisition-related expense, compared to $45.9 million in the prior year, an increase of 17%. On a GAAP basis, marketing and sales expenses were $15.3 million in the fourth quarter of 2009, and $53.9 million for the full year.
General and administrative (G&A) expenses in the fourth quarter of 2009 were $14.5 million on a non-GAAP basis that excludes $0.4 million of transaction-related expense, compared to $13.8 million in the prior year period. This increase of 5% resulted primarily from the addition of Tepnel’s cost structure. For the full year 2009, G&A expenses were $55.5 million on a non-GAAP basis that excludes $6.3 million of transaction-related expense, compared to $52.3 million in the prior year, an increase of 6%. On a GAAP basis, G&A expenses were $14.9 million in the fourth quarter of 2009, and $61.8 million for the full year.
Total other income in the fourth quarter of 2009 was $2.3 million, compared to $3.8 million in the prior year period. This decrease of 39% resulted primarily from lower yields on the Company’s municipal bond portfolio, and lower investment balances following the completion of the Company’s $250 million share repurchase program and the acquisitions of Tepnel and Prodesse. For the full year 2009, total other income was $19.7 million, compared to $15.5 million in the prior year, an increase of 27% that resulted primarily from realized investment gains.
In the fourth quarter of 2009, Gen-Probe generated net cash of $39.6 million from operating activities, substantially higher than GAAP net income of $24.0 million. The Company spent $10.1 million on property, plant and equipment in the quarter, leading to free cash flow of $29.5 million.
Gen-Probe continues to have a strong balance sheet. As of December 31, 2009, the Company had $501.1 million of cash, cash equivalents and marketable securities, and $240.8 million of short-term debt. The Company pays interest on substantially all this debt at a rate 0.6% above the one-month London Interbank Offered Rate (LIBOR), which was recently below 0.3%.
2010 Financial Guidance
“Based on the midpoints of our non-GAAP 2010 guidance, we expect to show solid, double-digit growth on both the top and bottom lines, as well as improved operating profit and very strong free cash flow,” said Herm Rosenman, Gen-Probe’s senior vice president, finance, and chief financial officer.

Gen-Probe 2010 financial guidance is described in the table below:

	Non-GAAP	GAAP

Total revenues	$540 to $565 million	$540 to $565 million
Product gross margins	68% to 70%	68% to 70%
Acquisition-related amortization	N/A	$9 to $10 million
Fair value adjustment of acquisition-related contingent consideration	N/A	$4 to $5 million
Operating margin	27% to 28%	24.5% to 25.5%
Tax rate	34% to 35%	34% to 35%
Diluted shares	~ 50 million	~ 50 million
EPS	$2.10 to $2.25	$1.90 to $2.05
Webcast Conference Call
A live webcast of Gen-Probe’s fourth quarter 2009 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time today. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is 800-509-8621 for domestic callers and 203-369-3807 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective molecular diagnostic products and services that are used primarily to diagnose human diseases, screen donated human blood, and ensure transplant compatibility. Gen-Probe has approximately 27 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,300 people. For more information, go to www.gen-probe.com.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s financial results for the fourth quarter of 2009 and its 2010 financial guidance, in each case presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP net income, non-GAAP gross margin, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP operating margin, non-GAAP income tax rate, and non-GAAP EPS. Gen-Probe’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Further, our reconciliations of non-GAAP to GAAP operating results, which are included on the attached tables, are presented in the format of consolidated statements of income solely to assist a reader in understanding the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our non-GAAP operating results.

Trademarks
APTIMA, APTIMA COMBO 2 and TIGRIS are trademarks of Gen-Probe. PROCLEIX and ULTRIO are trademarks of Novartis. All other trademarks are the property of their owners.
Caution Regarding Forward-Looking Statements
Any statements in this news release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “2010 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestones, growth opportunities, and plans of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2010 financial targets, (ii) the risk that we may not integrate acquisitions, such as Tepnel and Prodesse, successfully, (iii) the possibility that the market for the sale of our new products, such as our PANTHER system and PROGENSA PCA3, APTIMA HPV and APTIMA trichomonas assays, may not develop as expected, (iv) the enhancement of existing products and the development of new products may not proceed as planned, (v) the risk that investigational products, including those now in US clinical trials, may not be approved by regulatory authorities or become commercially available in the time frame we anticipate, or at all, (vi) the risk that we may not be able to compete effectively, (vii) the risk that we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) our dependence on Novartis and other third parties for the distribution of some of our products, (ix) our dependence on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales, (xi) changes in government regulation or tax policy affecting our diagnostic products could harm our sales, increase our development costs or increase our taxes, (xii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. This list includes some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
# # #

Gen-Probe Incorporated
Consolidated Balance Sheets — GAAP
(In thousands, except share and per share data)

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents, including restricted cash of $17 and $0 at December 31, 2009 and December 31, 2008, respectively	$82,616	$60,122
Marketable securities	402,990	371,276
Trade accounts receivable, net of allowance for doubtful accounts of $516 and $700 at December 31, 2009 and December 31, 2008, respectively	55,305	33,397
Accounts receivable — other	4,707	2,900
Inventories	61,071	54,406
Deferred income tax — short-term	16,082	7,269
Prepaid income tax	7,317	2,306
Prepaid expenses	14,747	15,094
Other current assets	4,708	6,135

Total current assets	649,543	552,905

Marketable securities, net of current portion	15,472	73,780
Property, plant and equipment, net	157,437	141,922
Capitalized software, net	12,560	13,409
Goodwill	122,247	18,621
Deferred income tax, net of current portion	8,692	12,286
Purchased intangibles, net	108,015	298
Licenses, manufacturing access fees and other assets, net	64,601	56,310

Total assets	$1,138,567	$869,531

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,750	$16,050
Accrued salaries and employee benefits	27,093	25,093
Other accrued expenses	18,027	4,027
Short-term borrowings	240,841	—
Deferred income tax	2,123	—
Deferred revenue	3,527	1,278

Total current liabilities	318,361	46,448

Non-current income tax payable	5,958	4,773
Deferred income tax, net of current portion	31,912	55
Deferred revenue, net of current portion	1,978	2,333
Other long-term liabilities	13,183	2,162

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value per share; 200,000,000 shares authorized, 49,143,798 and 52,920,971 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	5	5
Additional paid-in capital	242,615	382,544
Accumulated other comprehensive income	4,616	3,055
Retained earnings	519,939	428,156

Total stockholders’ equity	767,175	813,760

Total liabilities and stockholders’ equity	$1,138,567	$869,531

Gen-Probe Incorporated
Consolidated Statements of Income — GAAP
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Product sales	$135,470	$105,759	$483,759	$429,220
Collaborative research revenue	2,049	2,128	7,911	20,581
Royalty and license revenue	1,351	1,254	6,632	22,894

Total revenues	138,870	109,141	498,302	472,695

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	44,454	32,202	152,393	128,029
Acquisition-related intangible amortization	1,894	—	4,144	—
Research and development	27,428	24,158	105,970	101,099
Marketing and sales	15,306	11,780	53,853	45,850
General and administrative	14,925	13,806	61,828	52,322

Total operating expenses	104,007	81,946	378,188	327,300

Income from operations	34,863	27,195	120,114	145,395
Other income/(expense):
Investment and interest income	1,923	4,527	21,603	16,801
Interest expense	(392)	—	(1,857)	—
Other income/(expense)	769	(683)	(58)	(1,333)

Total other income, net	2,300	3,844	19,688	15,468

Income before income tax	37,163	31,039	139,802	160,863

Income tax expense	13,138	9,899	48,019	53,909

Net income	$24,025	$21,140	$91,783	$106,954

Net income per share:
Basic	$0.49	$0.40	$1.82	$1.98	[4]

Diluted	$0.48	$0.39	$1.79	$1.95

Weighted average shares outstanding:
Basic	48,923	53,191	50,356	53,740

Diluted	49,458	53,823	50,965	54,785

[4]	Effective January 1, 2009, Gen-Probe adopted Financial Accounting Standards Board guidance that addresses whether restricted stock grants to employees have a dilutive effect on EPS. The guidance was applied retroactively to prior periods, resulting in a $0.01 decrease in basic EPS for full year 2008.

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)

	Three Months Ended
	December 31, 2009
	Non-GAAP	Adjustments	GAAP

Revenues:
Product sales	$135,470	$—	$135,470
Collaborative research revenue	2,049	—	2,049
Royalty and license revenue	1,351	—	1,351

Total revenues	138,870	—	138,870

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	44,361	93	44,454
Acquisition-related intangible amortization	—	1,894	1,894
Research and development	27,428	—	27,428
Marketing and sales	15,209	97	15,306
General and administrative	14,479	446	14,925

Total operating expenses	101,477	2,530	104,007

Income from operations	37,393	(2,530)	34,863
Other income/(expense):
Investment and interest income	1,923	—	1,923
Interest expense	(392)	—	(392)
Other income/(expense)	769	—	769

Total other income, net	2,300	—	2,300

Income before income tax	39,693	(2,530)	37,163

Income tax expense	13,890	(752)	13,138

Net income	$25,803	$(1,778)	$24,025

Net income per share:
Basic	$0.53	$(0.04)	$0.49

Diluted	$0.52	$(0.04)	$0.48

Weighted average shares outstanding:
Basic	48,923	48,923	48,923

Diluted	49,458	49,458	49,458

Gen-Probe Incorporated
Consolidated Statements of Income — Non-GAAP
(In thousands, except per share data)

	Twelve Months Ended
	December 31, 2009
	Non-GAAP	Adjustments	GAAP
Revenues:
Product sales	$483,759	$—	$483,759
Collaborative research revenue	7,911	—	7,911
Royalty and license revenue	6,632	—	6,632

Total revenues	498,302	—	498,302

Operating expenses:
Cost of product sales (excluding acquisition-related intangible amortization)	152,118	275	152,393
Acquisition-related intangible amortization	—	4,144	4,144
Research and development	105,970	—	105,970
Marketing and sales	53,756	97	53,853
General and administrative	55,497	6,331	61,828

Total operating expenses	367,341	10,847	378,188

Income from operations	130,961	(10,847)	120,114
Other income/(expense):
Investment and interest income	21,603	—	21,603
Interest expense	(1,857)	—	(1,857)
Other income/(expense)	(58)	—	(58)

Total other income, net	19,688	—	19,688

Income before income tax	150,649	(10,847)	139,802

Income tax expense	50,825	(2,806)	48,019

Net income	$99,824	$(8,041)	$91,783

Net income per share:
Basic	$1.98	$(0.16)	$1.82

Diluted	$1.95	$(0.16)	$1.79

Weighted average shares outstanding:
Basic	50,356	50,356	50,356

Diluted	50,965	50,965	50,965

Gen-Probe Incorporated
Consolidated Statements of Cash Flows — GAAP
(In thousands)

	Twelve Months Ended
	December 31,
	2009	2008
Operating activities:
Net income	$91,783	$106,954
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,382	34,715
Amortization of premiums on investments, net of accretion of discounts	5,868	6,908
Stock-based compensation charges	23,420	20,663
Stock-based compensation income tax benefits	3,343	3,276
Excess tax benefit from employee stock-based compensation	(2,005)	(2,493)
Deferred revenue	812	(3,831)
Deferred income tax	(5,786)	(2,788)
Gain on sale of investment in MPI	—	(1,600)
Gain on sale of food safety business	(291)	—
Impairment of intangible assets	—	5,086
Loss on disposal of property and equipment	221	55
Changes in assets and liabilities:
Trade and other accounts receivable	(11,303)	7,421
Inventories	2,315	(5,367)
Prepaid expenses	1,218	2,325
Other current assets	1,912	(1,260)
Goodwill	—	—
Other long-term assets	(4,123)	(173)
Accounts payable	3,500	4,377
Accrued salaries and employee benefits	(676)	4,125
Other accrued expenses	(806)	101
Income tax payable	(5,714)	(499)
Other long-term liabilities	961	258

Net cash provided by operating activities	145,032	178,253

Investing activities:
Proceeds from sales and maturities of marketable securities	438,601	105,994
Purchases of marketable securities	(419,019)	(198,691)
Purchases of property, plant and equipment	(32,364)	(39,348)
Capitalization of software development costs	(1,290)	—
Purchases of intangible assets, including licenses and manufacturing access fees	(7,341)	(11,970)
Net cash paid for business combinations	(183,725)	—
Proceeds from sale of food safety business	6,357	—
Proceeds from sale of investment in MPI	—	4,100
Other assets	403	27

Net cash used in investing activities	(198,378)	(139,888)

Financing activities:
Excess tax benefit from stock-based compensation	2,005	2,493
Repurchase and retirement of restricted stock for payment of taxes	(1,716)	(1,529)
Repurchase and retirement of common stock	(174,847)	(74,970)
Proceeds from issuance of common stock and ESPP	10,923	20,472
Borrowings, net	238,450	—

Net cash provided by (used in) financing activities	74,815	(53,534)

Effect of exchange rate changes on cash and cash equivalents	1,024	(672)

Net increase (decrease) in cash and cash equivalents	22,494	(15,841)
Cash and cash equivalents at the beginning of year	60,122	75,963

Cash and cash equivalents at the end of year	$82,616	$60,122

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,955	$3

Cash paid for taxes	$54,933	$54,783